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                                                                      EXHIBIT 11

                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)



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                                                                             Quarter Ended              Nine Months Ended
                                                                        -----------------------------------------------------
                                                                        April 1,       March 26,      April 1,       March 26,
                                                                          2001          2000            2001           2000
                                                                        -------        -------        -------        --------
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Computations for Statements of Income

Net income                                                              $29,889        $42,056        $43,513        $108,903
                                                                        =======        =======        =======        ========

Basic earnings per share of common stock:

         Average shares of common stock outstanding                      21,599         22,842         21,600          23,021
                                                                        =======        =======        =======        ========

         Basic earnings per share of common stock                       $  1.38        $  1.84        $  2.01        $   4.73
                                                                        =======        =======        =======        ========


Diluted earnings per share of common stock:

         Average shares of common stock outstanding                      21,599         22,842         21,600          23,021

         Incremental common shares applicable to
           common stock options based on the common
           stock average market price during the period                       9             24             10              81

         Incremental common shares applicable to
           restricted common stock based on the common
           stock average market price during the period                       4              -              4               2
                                                                        -------        -------        -------        --------

         Average common shares assuming dilution                         21,612         22,866         21,614          23,104
                                                                        =======        =======        =======        ========

         Fully diluted earnings per average share of
           common stock, assuming conversion of all
           applicable securities                                        $  1.38        $  1.84        $  2.01        $   4.71
                                                                        =======        =======        =======        ========
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